BROCKER TECHNOLOGY GROUP LTD.


                             ANNUAL INFORMATION FORM

                        FOR THE YEAR ENDED MARCH 31, 2001




                                                          Dated: October 1, 2001

                          BROCKER TECHNOLOGY GROUP LTD.

                             ANNUAL INFORMATION FORM
                        For the Year Ended March 31, 2000
--------------------------------------------------------------------------------


1.   INCORPORATION.

     The Corporation was incorporated pursuant to the Business Corporations Act (Alberta) as Brocker Investments Ltd. on November 23, 1993. On March 29, 1996, The Corporation amended its articles to create the Series A Preferred Shares. On October 10, 1997 and November 14, 1997 the Corporation further amended its articles to amend some of the rights attaching to the Series A Preferred Shares. On December 3, 1998 the Corporation amended its articles to change its name to Brocker Technology Group Ltd. On April 23, 2001 the Corporation amended its Articles to consolidate its outstanding Common Shares on a one-for four basis. On July 12, 2001, the Corporation was continued under the Business Corporations Act (New Brunswick).

     The Corporation's registered and records office is located at 44 Chipman Hill, 10th Floor, P.O. Box 7289, Station "A", St. John, New Brunswick, E2L 4S0, and the head office in Canada is located at 2150 Scotia One, 10060 - Jasper Avenue, Edmonton, Alberta, T5J 3R8. The Corporation's head office in New Zealand and principal place of business is located at Brocker Technology Park, 17 Kahika Road, Beachhaven, Auckland, New Zealand.

     The Corporation has sixteen wholly-owned operating subsidiaries and has minority interests in six companies. See "Business of the Corporation - Business Divisions". References herein to Brocker or the Corporation include its subsidiaries, as appropriate. The following chart sets out the intercorporate relationships of the Corporation and its subsidiaries.

                                 [CHART OMITTED]

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                                       3


In addition the following companies are 100% owned by Brocker NZ, but they do not have any business activities at present.

     Brocker Financial Limited (New Zealand)
     Brocker Properties Limited (New Zealand)
     Powercall Technologies Pty Limited (Australia)
     Imagecraft Australia Pty Limited (Australia)
     1World Systems limited (New Zealand)
     Pritech Corporation Limited (New Zealand)
     Network Solutions Limited (Fiji)
     Telecom Pacific Limited (Fiji)

2.   GENERAL DEVELOPMENT OF THE BUSINESS

Industry Overview

     The products and Services of the Corporation are primarily supplied to the IT & T industry in New Zealand, Australia and the greater South Pacific. Over the past twelve months, this industry has suffered a downturn in margin and profitability, a direct consequence of a general economic slowdown and increased global competition. Despite this downturn the Corporation remains well positioned to capitalize on the substantial business opportunities offered within this sector.

     Global over-investment in IT infrastructure will keep capital spending on IT subdued for the near future. This is having a negative impact on Australasian and South Pacific economies in general. One distinct advantage available to the Corporation is the comparatively low cost structure it enjoys compared with its North American and European based competitors. This is particularly relevant when providing services to global corporates and their subsidiaries operating in this region.

Business of the Corporation

     Successful businesses rely on the effective communication of information. This is what Brocker does best and is the Corporation's main business focus. Beginning as a distributor for IT products, Brocker has skilfully evolved into a communications innovator, developing and acquiring expertise and intellectual property with global application.

     Brocker's broad range of products and services spans:

     o    e-commerce,

     o    information management and

     o    telecommunications.

     To support these operations, Brocker was structured into four divisions:

     o    Professional Services,

     o    Application Development,

     o    Online Services (Telecommunication Services) and

     o    Vendor Services.

     Brocker are specialists in developing and implementing effective e-business strategies for a wide range of companies, including large enterprises. We also work with utility companies and others to improve their management and communication of information and we develop and distribute innovative bundles of telecommunication services and products for customers and large user groups. As well, Brocker also has proven capability in the design and management of IT systems, across the South Pacific.

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                                       4


History

     Brocker was incorporated in 1993 and commenced operations in 1994 by acquiring Sealcorp New Zealand, an established computer hardware and software distribution company. The Corporation subsequently expanded its business through acquisitions and internal growth. Brocker has completed a total of fourteen acquisitions, including eight completed since the beginning of fiscal 1998.

Significant Acquisitions

     During the financial year ended March 31, 2001, the Corporation completed two significant acquisitions, as described below.

     On September 7, 2000, the Corporation completed the acquisition Certus Project Consulting Limited by the issuance of 55,839 (post-consolidated) common shares at an attributed value of $25.40 per share, representing a total purchase price of $1,563,500. 25% of these shares are to be released on August 31, 2000, and every three months thereafter until fully released. Under the terms of the Purchase Agreement, as the shares are released to them they can require that the Corporation compensate them for any difference between the prevailing market value of the released shares and the attributed value thereof ($25.40 per share). The Corporation has the option of paying such compensation either in cash or by the issuance of additional common shares. This was an arms'-length transaction. Certus Project Consulting Limited, established in 1999, is a company that specializes in assisting clients to match business strategies with cutting edge technologies. Certus has offices in New Zealand and Australia, and also manages projects in Singapore and the United States.

     Certus Project Consulting Limited was responsible for revenues of $2.0 million, which generated $0.6 million of gross profit during the period from acquisition to March 31, 2001. As at March 31, 2001 the current assets of Certus were $0.3 million, total assets $0.4 million and current and total liabilities $0.7 million, including advances from Brocker Technology Group (NZ) Limited of $0.5 million.

     On October 13, 2000 the Corporation acquired the shares of Generic Technology Limited (known as the Datec Group). This was an arms' length transaction. Subsequent to completion of the acquisition James Ah Koy, a party related to the vendors, was appointed as a director of the Corporation. The purchase price for the Datec Group was $19,911,000. $13,937,700 of this purchase price was satisfied through the issuance of 348,442 common shares at a deemed price of $32 per share, and a cash payment of $1,493,325 was paid on closing. The balance of $4,479,975 is to be paid in 3 installments, with the last payment due June 30, 2002. These payments are subject to performance criteria, and if the purchase price has not been fully paid (due to the performance conditions) a fourth payment, scheduled for June 30, 2003, may b made, subject to satisfaction of the performance conditions by that date. In addition, Brocker is to issue an additional 87,500 common shares at a deemed price of $32 per share to certain key employees of the Datec Group. The Corporation has the option to satisfy the last three installment payments by issuing additional common shares in lieu of cash, but in such instance will be required to provide certain price protection for the vendors. In addition, should the Datec Group's Fiji operations fail to meet certain net profit targets in the next two fiscal years, then the Corporation will have the right to sell that division back to the vendors for a price of approximately $5,000,000, which vendors will have the option of satisfying either in cash or by transferring shares of the Corporation at a value of $32 per share.

     The Datec Group is a consulting services provider and a developer and marketer of information technology, and is a telecommunications and network management consulting firm, with offices throughout the South Pacific. The Datec Group consists of 9 operating companies employing over 300 people, with offices in Australia, Fiji, Papua New Guinea, Vanuatu and the Solomon Islands.

     The Datec group contributed revenues of $17.9 million and a gross profit of $8.3 million for the 6 month period between acquisition and March 31, 2001. Operating income, for the same period, was $0.9 million and earnings after tax and minority interests were $0.6 million. As at March 31, 2001 the current assets of the Datec Group were $12.6 million and total assets were $22.5 million while current liabilities were $14.8 million and total liabilities $17.5 million.

3.   NARRATIVE DESCRIPTION OF THE BUSINESS

     The following diagram sets out the subsidiaries whose operations form part of each business division.

                                [DIAGRAM OMITTED]

     Set forth below is additional information concerning the Corporation's four business divisions.

Professional Services

     Companies that implement an effective Internet strategy can speed up innovation, reduce costs and get better connected with customers. Brocker Professional Services assists its clients in developing Internet and other technology solutions.

     The Professional Services division has offices in Sydney, Auckland and Wellington and the South Pacific including Fiji, Papua New Guinea, Vanuatu and the Solomon Islands.

     Professional Services offered by Certus Consulting Limited cover fully integrated programme and project management services including:

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                                       6


     o    Business Innovation

     o    Technology Research

     o    Enterprise Architecture

     o    Business Consulting

     o    Project Management, and

     o    Implementation Services

     Professional   Services   operates   across  a  broad   range  of  business
applications including:

     o    e-Business

     o    Complex Systems Integration

     o    Enterprise Resource Planning

     o    Electronic Relationship Management

     o    Supply Chain Integration

     In addition to technology capabilities, the company has a wealth of experience in the following industries:

     o    Telecommunications

     o    Retailing

     o    Banking & Finance

     o    Media

     o    Energy & Utilities

     o    Manufacturing & Distribution

     o    Defense

     Brocker Professional Services also utilises the latest collaborative technologies to significantly enhance effectiveness and facilitate creative and complex teamwork. This meets the needs of the most enlightened companies which are moving from hierarchical planning to a peer-to-peer structure for their work teams, focusing on facilitating teamwork and managing deliverables.

     Brocker uses Inovie Software's Enterprise Team Portal, TeamCenter(R) to provide a web-based platform for managing and collaborating on project work. Using the TeamCenter portal, project members build teams, create projects and work together interactively, communicating, collaborating and co-ordinating activities from anywhere, in real time.

     Professional Services offered by the Datec Group cover distribution and supports a range of IT & technology solutions for small to medium businesses. The company also provides an extensive range of information management solutions to large enterprise and government organisations, ranging from facilities management, through network design & implementation, to software development.

     Datec's solutions are based on strong relationships with market-leading vendors such as IBM, Oracle, Compaq, Cisco, Lucent and Microsoft.

     Brocker currently has approximately 199 consultants on staff. In fiscal 2001, revenues from computer consulting services amounted to approximately $19.5 million and represented approximately 19.6% of total revenues.

Application Development

     With tightening market conditions during the year, Brocker re-appraised its overall strategic direction. After much deliberation the Board was satisfied that refining its focus, combined with substantial restructuring, was required to return Brocker to operating profitability in the immediate term. One consequence of the change was acknowledging that the projected cost of delivering Brocker's B2B

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                                       7


communications suite (its application development software) to the North American and European markets was no longer feasible in the financial climate at that time. Presently the Corporation is focussed on the sale of the majority of its communication based IP and has ceased further development of these products at this stage.

     A subsidiary, Kepra Software, develops state-of-the-art IT business solutions and services for utility industries. Kepra's strategy is to use computer and communication technologies in a way that enables clients to effectively compete in a deregulated utilities environment. Development of this product offering is continuing, with one contract in place to date, and reflects the strong forward sales opportunities.

Online Services (Telecommunication Services)

     Brocker Online Limited (Online) offers a complete range of telecommunication services for the business and personal user. Initially operating only in New Zealand and Australia, Online plans to expand into other geographies.

     Online specializes in the creative development of telecommunications solutions to deliver advanced applications to meet business and residential requirements. Online supplies its customers with fixed line toll services, cellular phone solutions and Internet connectivity.

     Online   currently   provides   products  and  services  in  the  following
categories:

     o    Non-code and Coded tolls, including:

          o    National long distance

          o    International long distance

          o    Calls to mobiles

     o    Account-linked phone cards

     o    IVR services

     o    0800 services

     o    Cellular phones and services

     o    Internet connectivity - through www.nzonline.co.nz (in planning stage)

     In addition,  Online specializes in working with associations,  multi-level
marketing   and   closed   user   groups,   to  provide   unique  and   creative
revenue-generation and market differentiation initiatives.

Vendor Services

     Telecommunication Products

     Brocker was the largest distributor of wireless telecommunication hardware products in New Zealand. On July 7, 2001 Brocker elected to withdraw from this business, due to falling volumes and declining profitability.

     In   fiscal   2001,   the   Corporation's   revenues   from   the  sale  of
telecommunication products amounted to approximately $55 million and represented approximately 55.3% of total revenues.

     The Corporation began distributing wireless telecommunication hardware products in November 1997 when Telecom, which at the time was also a distributor of mobile phones, asked the Corporation to take over its distribution function. The Corporation entered into a distribution services agreement with Telecom that provided substantially reduced business risks for the Corporation. In return for this the Corporation limits its net profit margin percentage relating to the distribution of wireless

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                                       8


telecommunications products to a level that is lower than the average margin in the industry. In fiscal 2001, the Corporation's gross profit margin from the sale of wireless telecommunication hardware products was approximately 6.0%.

     A portion of the Corporation's sales are made to parties that have submitted their purchase orders to Telecom rather than to the Corporation. In these cases, Telecom transmits the order to the Corporation for fulfilment, the Corporation ships the product directly to the customer as agent for Telecom, and Telecom pays the purchase price to the Corporation as the buyer. Purchase orders transmitted to the Corporation by Telecom amounted to approximately $29.6 million and accounted for approximately 29.8% of the Corporation's total revenues in fiscal 2001.

     The Corporation also operated a service center in New Zealand at which it offers a full range of repair services for cellular mobile telephones. The Corporation is at present the only authorized provider of warranty repair services in New Zealand for Ericsson and Nokia cellular mobile telephones pursuant to an agreement provided by the suppliers to the Corporation. Subsequent to March 31, 2001 this service center was sold to Accord Customer Care Solutions Pte Limited (Singapore) for $0.6 million.

     Computer-Based Technology Products

     In fiscal 2000, revenue from the sale of computer-based technology products and related value-added services amounted to approximately $18.8 million and represented approximately 18.9% of total revenue. The revenues and gross profit of Sealcorp Australia Pty Limited have been excluded from Fiscal 2001 as a result of uncertainty in determining the accuracy of these amounts.

     During the year the Corporation distributed computer-based technology products in New Zealand and Australia. The products that were offered include:
(i) business software; (ii) hardware devices such as desktop personal computers, notebook computers, network servers, and workstations; and (iii) computer peripherals such as monitors, printers and scanners.

     In February 2001 management discovered the existence of accounting irregularities in Sealcorp Australia Pty Limited. A decision was subsequently made to close this business operation. This decision had a material adverse impact on the financial position of Sealcorp Computer Products Limited, based in New Zealand. Sealcorp New Zealand was also suffering from increased competition and falling margins. A decision to close these business operations was made in March 2001.

Research and Development

     The current research and development efforts of the Corporation are focused on developing proprietary software applications for B2B, e-commerce and business-related communications. The table below indicates, for each period indicated, the total research and development expenditures, including deferred development expenditures. For information concerning the deferral of certain development expenditures, see notes 2 and 5 of the notes to the consolidated financial statements for the year ended March 31, 2001.

--------------------------------------------------------------------------------
Fiscal Year              Research and Development Expenditures
--------------------------------------------------------------------------------
1999                    $2,788,000
--------------------------------------------------------------------------------
2000                    $3,186,000
--------------------------------------------------------------------------------
2001                    $3,248,000
--------------------------------------------------------------------------------

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                                       9


Intellectual Property

     The Corporation relies primarily on trade secrets, proprietary knowledge and confidentiality agreements to establish and protect its intellectual property relating to its proprietary software applications. The Corporation does not sell or transfer title to its proprietary software applications. Rather, it grants to its customers a time limited irrevocable license to use the applications.

Employees

     As of March 31, 2001, the Corporation had approximately 487 employees. The following is a breakdown of these employees by function: senior management 9; finance and administration 45; sales and marketing 93; consulting services 199, software development 20; technical / service 58; logistics 54; clerical 9.

Certain Information Concerning Acquisitions

     The Corporation has acquired ten companies since 1993. The table below provides certain information concerning these companies.

-----------------------------------------------------------------------------------------------------------
Name of Acquired Company                         Principal Business                       Acquired
(Jurisdiction of Incorporation)
-----------------------------------------------------------------------------------------------------------
Sealcorp Computer Products Limited (New          distribution of computer-based           December, 1994
Zealand)(6)                                      technology products
-----------------------------------------------------------------------------------------------------------
Industrial Communication Services Limited        servicing of mobile telephones;          March 1997
(New Zealand)(5)                                 custom design of wireless
                                                 communication products
-----------------------------------------------------------------------------------------------------------
Northmark Technologies Limited                   Computer based technology products       March, 1997
(New Zealand)(1)
-----------------------------------------------------------------------------------------------------------
Easy PC Computer Rental Limited                  computer equipment leasing               July 1997
(New Zealand)(5)
-----------------------------------------------------------------------------------------------------------
Image Craft Limited                              development of graphics software         December 1997
(New Zealand)(2)
-----------------------------------------------------------------------------------------------------------
Pritech Corporation Limited                      software consulting services             May 1998
(New Zealand)(3)
-----------------------------------------------------------------------------------------------------------
1 World Systems Limited (New Zealand)            distribution and implementation of       June 1998
                                                 accounting software
-----------------------------------------------------------------------------------------------------------
Tech Support Limited  (New Zealand)              Computer technical service provider      August, 1999

-----------------------------------------------------------------------------------------------------------
Certus Project Consulting Limited (New           Computer consulting services             September, 2000
Zealand)
-----------------------------------------------------------------------------------------------------------
Generic Technology Limited (Fiji).               Parent company of 8 operating            October, 2000
                                                 subsidiaries specializing in the
                                                 provision of consulting services,
                                                 software development and sales.
-----------------------------------------------------------------------------------------------------------

The Corporation has also completed the acquisition of the assets of the following companies:

-----------------------------------------------------------------------------------------------------------
Name of Company                                  Principal Business                       Acquired
(Jurisdiction of Incorporation)
-----------------------------------------------------------------------------------------------------------
Powercall Technologies Limited (New              development of solutions to integrate    May 1997
Zealand)(5)                                      computer and telephone technologies
-----------------------------------------------------------------------------------------------------------
Q*Soft Pty Limited (Australia)(3)(6)             distribution of software                 February 1999
-----------------------------------------------------------------------------------------------------------
The Great Escape Company Limited                 distribution of computer-based           September 1996
(Australia)(3)(6)                                technology products
-----------------------------------------------------------------------------------------------------------
Comunica Limited                                 telecommunication service provision      August 2000
-----------------------------------------------------------------------------------------------------------

(1) Operations sold and company amalgamated with Brocker NZ subsequent to the acquisition.

(2)  Amalgamated with Brocker NZ subsequent to the acquisition.

(3)  Assets acquired by Sealcorp Australia Pty Limited

(4)  Business operations ceased, a non-operating/dormant subsidiary

(5)  Business   assets   sold   subsequent   to  March   31,   2001  and  now  a
     non-operating/dormant subsidiary

(6)  In receivership and liquidation

     In 1998, the Corporation acquired a 20% equity interest in Highway Technology, a start up company. This company has developed, and is seeking to commercialize, a system that remotely tracks the changing location of a moving motor vehicle. This product combines a global positioning system, which tracks the vehicle's location, with a wireless telecommunication system, which conveys the relevant data via a cellular network.

Description of Properties

     A listing and description of the properties of the Corporation is set out below:

--------------------------------------------------------------------------------
Property                      Description
--------------------------------------------------------------------------------
Brocker Technology Park       This owned property is The Corporation's  main New
17 Kahika Road, Beachhaven,   Zealand  location  housing  Sealcorp  New Zealand,
Auckland, New Zealand         STG, Easy PC, 1World,  Brocker  Financial and Tech
                              Support.  It contains 23,084 sq ft of office space
                              and 16,101 sq ft of warehouse space.
--------------------------------------------------------------------------------
2150 Scotia One,              This  leased  property is the  Corporation's  main
10060 Jasper Avenue           office in Canada.
Edmonton, Alberta,
Canada T5J 3R8
--------------------------------------------------------------------------------
Level 8,                      This  4,450  sq  ft  leased  property  houses  the
Sun Alliance Building,        Auckland  Offices  of  Certus  Project  Consulting
52 Swanson Street,            Limited.
Auckland, New Zealand
--------------------------------------------------------------------------------
4 Bond Street, Grey Lynn      This leased property is sub-let in its entirety to
Auckland, New Zealand         third party tenants.

Level 3, PSA House,           This  3,450  sq  ft  leased  property  houses  the
11 Aurora Terrace,            Wellington  offices of Certus  project  consulting
Wellington, New Zealand       Limited and ICS
--------------------------------------------------------------------------------
Unit 2, 343 Church Street     This leased property houses the office of ICS.
Penrose, Auckland,
New Zealand
--------------------------------------------------------------------------------
Level 2,                      This 3,000 sq ft leased  property  houses the call
25 Dundonald Street,          center operations of PowerCall.
Newton, Auckland, New Zealand
--------------------------------------------------------------------------------

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                                       11


4.   SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following tables set forth selected financial information for the Corporation for the indicated fiscal periods. This selected financial information should be read in conjunction with, and is qualified in its entirety by reference to, the Corporation's financial statements, including notes thereto, for the respective fiscal periods.

--------------------------------------------------------------------------------
                                         Years Ended March 31
--------------------------------------------------------------------------------
                                 2001             2000           1999
--------------------------------------------------------------------------------
                                 (in thousands of dollars)
--------------------------------------------------------------------------------
Revenues                         $99,402          $136,323       $133,303
--------------------------------------------------------------------------------
Income (loss) from               (594)            (429)          514
continuing operations
--------------------------------------------------------------------------------
Income (loss) from               (0.03)           (0.04)         0.03
continuing operations per
share
--------------------------------------------------------------------------------
Income (loss) from               N/A              N/A            N/A
continuing operations per
share fully diluted
--------------------------------------------------------------------------------
Net Income (Loss)                (19,309)         (429)          514
--------------------------------------------------------------------------------
Net Income (Loss) per share      (1.06)           (0.04)         (0.03)
--------------------------------------------------------------------------------
Net Income (Loss) per share      N/A              N/A            N/A
fully diluted
--------------------------------------------------------------------------------
Cash Dividends(1)                Nil              153            163
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Total Assets                     49,662           61,529         50,743
--------------------------------------------------------------------------------
Long Term Debt                   4,527            40,387         44,074
--------------------------------------------------------------------------------
Shareholder's Equity             8,781            21,142         6,669
--------------------------------------------------------------------------------

(1) All dividends were paid on Series A Preferred Shares. To date no dividends have been declared or paid on the Common Shares.

(2) Fully diluted earnings (loss) have not yet been presented, as the effect of the exercise of options is anti-dilutive

5.   MANAGEMENT'S DISCUSSION AND ANALYSIS

     Comparison of Year Ended March 31, 2001 to the Year Ended March 31, 2000

Results of Operations

     Revenues.

--------------------------------------------------------------------------------
2001             Change          2000              Change         1999
99,402,234       (26.7%)         135,654,179       1.8%           133,302,640
--------------------------------------------------------------------------------

     The Corporation's revenues were approximately $99.4 million for the fiscal year ended March 31, 2001, ("Fiscal 2001"), representing a decrease of 26.7% over the revenues of approximately $135.7 million for the comparable period in 2000. The Corporation's Vendor Services business division accounted for approximately 76% of the total revenues during Fiscal 2001 and 93% during the fiscal year ended March 31, 2000, ("Fiscal 2000").

     During Fiscal 2001 Professional Services accounted for approximately $19.5 million or 19.6% of revenue, an increase from $ 5.5 million or 4.1% of revenue in Fiscal 2000.

     The decrease in revenues for Fiscal 2001 primarily reflected the net effect of the following:

     1. In February 2001 the discovery of accounting irregularities in Sealcorp Australia Pty Limited resulted in management requesting the appointment of receivers to this entity. As a consequence revenues (and gross margin) from this operation have been excluded. This has resulted in a reduction of revenue, of $49.5 million compared with Fiscal 2000.

     2. Revenues of $17.9 million have been generated by Generic Technology Limited ("Generic") acquired in October 2000.

     During the periods under discussion, the revenues from the Corporation's other business divisions were approximately as follows: (i) Application Development ($3.4 million for Fiscal 2001 and $1.4 million for Fiscal 2000); and
(iii) Application Hosting ($1.0 million for Fiscal 2001 and $2.7 million for Fiscal 2000).

     Gross Margin.

--------------------------------------------------------------------------------
2001             Change          2000              Change         1999
15,866,173       (5.1%)          16,719,411        (5.5%)         17,691,092
--------------------------------------------------------------------------------

     On an overall basis, in Fiscal 2001 the Corporation's gross margin as a percentage of revenues was at 16.0% and compared to 12.3% for Fiscal 2000.

     The gross margin as a percentage of revenues of each business division changed as discussed below:

     1. The gross margin of the Vendor Services business division decreased to 7.9% of revenues for Fiscal 2001 from 9.2% for Fiscal 2000. This decrease primarily reflected the continued increase in competition and the resultant decline in margin associated with the sale of computer based products.

     2. There was a significant increase in the gross margin generated by Professional Services. The gross margin of the Professional Services business division increased to 47.2% for Fiscal 2001 from 41.5% for Fiscal 2000. This improvement contributed to the overall improvement the Group's gross margin reflecting the growth in Professional Services revenues (an increase of $14.0 million) as a percentage of total revenues. This revenue growth is directly attributed to the acquisitions of Generic and Certus Project Consulting Limited ("Certus") during Fiscal 2001.

     3. The gross margin of the Application Development business division decreased to 36.2% for Fiscal 2001 from 51.1% for Fiscal 2000. The majority of margin generated in Fiscal 2001 has resulted from the Application Development business of Generic, acquired in September 2000. This margin is lower that that previously generated by the division, but from a lower revenue base.

     4. The gross margin of the Application Hosting business division decreased to 31.5% for Fiscal 2001 from 62.8% for Fiscal 2000, reflecting higher costs of sales of Brocker Online, established during Fiscal 2001. Brocker Online accounted for 30% of total Application Hosting revenues.

     Operating Expenses.

--------------------------------------------------------------------------------
                 2001           Change     2000           Change      1999
Depreciation     6,736,726      278.0%     1,782,483      (11.4%)     2,010,703
Net Interest     1,717,410      53.0%      1,122,586      (20.3%)     1,409,187
Salaries         11,635,080     30.7%      8,904,799      40.3%       6,348,910
Other            15,181,869     156.1%     5,926,969      (15.8%)     7,043,157
Total            35,271,085     98.9%      17,736,837     5.5%        16,811,957
% Revenue        35.5%                     13.1%                      12.6%
--------------------------------------------------------------------------------

     The operating expenses increased to $35.3 million, or 35.5% of revenues, in Fiscal 2001, from $17.7 million, or 13.1% of revenues, in Fiscal 2000.

     Set forth below is additional information concerning certain components of the operating expenses:

     1. Depreciation and Amortization. These expenses increased to $5.4 million, or 5.4 % of revenues, in Fiscal 2001 from $1.8 million, or 1.3% of revenues, in Fiscal 2000. This increase is primarily attributable to certain one off adjustments made in the current year including the amortisation of $1.8m of development costs previously deferred and $1.8m of goodwill relating to entities acquired in prior years that management no longer assess as justifying the carrying of goodwill. An additional $1.3 million of goodwill arising on the acquisition of Certus Project Consulting Limited during Fiscal 2001 was written off. Depreciation also increased due to the addition of $0.7 million of depreciation expense from the consolidation of Generic, acquired in October 2000, and the write down of Capital Assets for fair value and redundancy reasons of $0.6 million.

     2. Net Interest Response. The Corporation's net interest expense increased to $1.7 million in Fiscal 2001 from $1.1 million in Fiscal 2000. This increase was primarily attributable to (1) the consolidation of interest charges relating to Generic, acquired in October 2000, (2) the overall increase in borrowings employed by the Vendor Services business division to support higher inventory levels during Fiscal 2001.

     3. Salaries and Commissions. These expenses increased to $11.6 million, or 11.7% of revenues, in Fiscal 2000, from $8.9 million, or 6.5% of revenues, in the 1999 period. This increase was principally attributable to growth in headcount throughout the organization due to acquisition of Generic and Certus and additional hiring to support organic growth, product development and associated administration. It should be noted that a number of the personnel recruited for the Professional Services and Application Development business divisions, being highly skilled and scarce in supply, typically require remuneration above the average historically paid by the Corporation. As a percentage of revenues this figure is adversely affected by the exclusion of Sealcorp Australia Pty Limited from total revenues.

     4. Other Operating Expenses. These expenses were $15.2 million, or 15.3% of revenues, in Fiscal 2000 and $5.9 million, or 4.3% of revenues, in Fiscal 2000. Other operating expenses include significant one off expenditures, impacting Fiscal 2001 including (1) the inclusion of $2.7 million of expenses of Generic subsequent to its acquisition in October 2000, (2) the $4.2 million write-off of the investment in Sealcorp Australia following the appointment of receivers, (3) a $0.8 impairment provision in relation to the Company's investment in Highway Technologies Limited.

     Operating (Loss)/Income.

     ---------------------------------------------------------------------------
     2000              Change          1999             Change        1999
     (19,404,912)      (1,807.3%)      (1,017,426)      (215,7%)      879,135
     ---------------------------------------------------------------------------

     The operating loss of $19.4 million in Fiscal 2001 compared with a loss of $1.0 million in Fiscal 2000, primarily reflecting the significant increase in operating expenses as a percentage of revenues detailed above.

Equity accounted losses of associated company.

     These losses amounted to $27,290 in Fiscal 2001 and $83,180 in Fiscal 2000. These losses represent the Corporation's share of the losses of Highway Technology, a company in which The Corporation has a 20% equity interest.

     As at March 31, 2001, management has assessed the recoverability of the funding loan to Highway Technologies Limited, which is ultimately dependent on the future revenue stream of the software technology under development and the revenue stream from consultancy services, and have concluded a full impairment provision is required as at March 31, 2001.

Other income.

     Other income is principally represented by interest income earned by Sealcorp Telecommunications Group Limited. An agreement with this company's major customer allows for interest to be charged on inventories held in excess of defined time periods.

Minority interest.

     Generic Technology Limited, acquired in October 2000, has interest in a number of operating subsidiaries. The majority of these subsidiaries are wholly owned. In addition Generic holds a 50% interest in Datec (PNG) Limited, Datec
(QLD) Pty Limited, Enertec Australia Limited and a 67% interest in Datec (Vanuatu) Limited. In accordance with generally accepted accounting principles these investments are consolidated and are adjusted for minority interests.

Taxation expense.

     The tax expenses reflects taxation payable on profits generated from Generic and the tax effect of reversing tax assets created in prior years relating to the existing business. Due to generally accepted taxation certainty rules these assets have been written off in Fiscal 2001.

Liquidity and Capital Resources

     Shareholders Equity

     ---------------------------------------------------------------------------
     2001            Change        2000             Change        1999
     8,780,910       (58.5%)       21,141,166       217.0%        6,669,369
     ---------------------------------------------------------------------------

     Recent Financing Transactions

     Shareholders equity has been adversely impacted by the significant operating loss detailed above, however, this reduction has been partially offset by the increase in the number and value of shares ($7.0 million) that are to be issued in relation to the Generic and Certus acquisitions.

     The only major financial transaction that took place during Fiscal 2001 was the conversion of $16.0 million of warrants, issued in the prior year, into common shares. This transaction had no financial impact on shareholders equity other than the reclassification of warrants to common shares. All funds related to this transaction were accounted for in Fiscal 2000.

     Set forth below is information concerning certain financing transactions that the Corporation completed in Fiscal 2000:

     1. In July 1999, The Corporation sold, in a private placement, 1,000,000 units at a price per unit of either $1.25 (280,000 Units) or $1.00 (720,000 Units). Each unit was comprised of (1) a common share and (2) a warrant to purchase an additional common share at a price of $1.25 per share. The Corporation received gross proceeds of approximately $1.1 million from this transaction.

     2. In December 1999, The Corporation sold the First Special Warrants at a price per special warrant of $2.70. Each of these First Special Warrants may be exchanged, without additional consideration, for one common share plus a Half Warrant; two Half Warrants will entitle the holder to purchase one additional Common Shares at a price of $3.15 per Common Share. The Corporation received gross proceeds of approximately $4.9 million from this transaction. In connection with this transaction, The Corporation issued agents' options to purchase 486,000 Common Shares at an exercise price of $3.15 per share.

     3. In January 2000, The Corporation sold Second Special Warrants at a price of $6.25 per special warrant. Each of these warrants may be exchanged, without additional consideration, for 1.1 common shares. The Corporation received gross proceeds of approximately $11.3 million from this transaction. In connection with this transaction, The Corporation issued the Agent's Special Option and Undertakings exercisable into options to purchase an aggregate of 228,400 Common Shares (pre consolidation) at an exercise price of $6.25 per Common Share.

     The aggregate net proceeds from the financing transactions described above amounted to approximately $15.8 million.

Funding of Operations.

     Cash flows from:

          ------------------------------------------------------------
                                    2001           2000          1999
          Operations          (3,085,718)    (5,482,452)    2,981,643
          Investing           (5,899,847)    (1,432,315)   (5,463,290)
          Financing             (210,895)    15,603,467     2,224,125
                             -----------------------------------------
          Net cash flows      (9,196,460)     8,688,700      (257,522)
          ------------------------------------------------------------

     In Fiscal 2001, as in with Fiscal 1999, the cash generated from operations was not sufficient to completely fund the cash outlays associated with the business. More specifically, cash from operating activities in Fiscal 2001 was approximately negative $3.1 million, compared with approximately negative $5.5 million in Fiscal 2000. Cash from investing activities was approximately negative $5.9 million (including the negative cash flow impact of acquiring the cash overdraft of Generic) compared to approximately negative $1.4 million in Fiscal 2000. The Corporation principally funded its Fiscal 2000 cash shortfall from the cash reserves existing at March 2000 arising from significant financing transactions, described above, completed during Fiscal 2000.

     The Corporation has a net cash overdraft position of 0.9 million as of March 31, 2001. The Corporation plans to seek additional financing in order to grow the business specifically in order to expand the telecommunication services provided by Brocker Online Services Limited. There is, however, no assurance that any additional financing will be available or, if available, will be available on terms that are satisfactory to the Corporation.

Accounts Receivable Financing Facility.

---------------------------------------------------------------------------------------
                        2001           Change      2000           Change      1999
Accounts receivable     12,767,298     (33.0%)     19,068,160     (16.8%)     22,909,294
Funding facility        4,153,223      (44.6%)     7,502,880      133.5%      3,213,122
---------------------------------------------------------------------------------------

     In July 1999, The Corporation obtained a financing facility from The National Bank of New Zealand allowing The Corporation to borrow, on a revolving basis, up to 80% of the value of the Corporation's eligible accounts receivable. The maximum amount of principal and unpaid interest that could be outstanding under this facility at any time was New Zealand $20 million (equivalent to approximately. $13.0 million based on the exchange rate on March 31, 2001). Outstanding loans under this facility bear interest at a floating rate of interest equal to 0.5% above the 90 day bank rate. As at 16 August 2001 the 90 day bank rate was 5.9%.

     Subsequent to March 31, 2000 with the Corporations decision to withdraw from its distribution business the facility with the National Bank of New Zealand was no longer required. All funds due on the facility have since been repaid.

Certain balance sheet changes.

     Set forth below is information concerning certain changes in the March 31, 2001 balance sheet relative to the March 31, 2000 balance sheet.

     Working capital

--------------------------------------------------------------------------------
                      2001         Change    2000          Change    1999
Current Assets        32,250,227   (38.0%)   51,990,125    55.9%     41,459,203
Current Liabilities   36,354,180   (5.4%)    38,429,631    61.9%     41,733,548
                      ----------             ----------              -----------
Working capital       (4,103,953)            13,560,494                (274,345)
--------------------------------------------------------------------------------

     The significant reduction in working capital of $16.9 during Fiscal 2001 is primarily attributable to (i) negative cash flow from operations $3.1 million and (ii) an increase in accrued liabilities of $6.3 million comprising of (a) Generic acquisition commitments $1.5 million, (b) the costs in relation to the receivership of Sealcorp Australia of $2.6 million, and (c) the acquisition of Generic which introduced negative working capital of $2.0 million due to the funding of this business by way of short term bank overdrafts.

     Deferred development costs

--------------------------------------------------------------------------------
2001         Change           2000              Change           1999
-            (100.0%)         1,593,621         27.3%            1,252,368
--------------------------------------------------------------------------------

     Management has reviewed the status of the projects to which deferred development costs related and as a result, management have decided to fully amortise all previously deferred development costs into the current period.

     Goodwill

--------------------------------------------------------------------------------
2001             Change         2000              Change          1999
6,661,085        269.2%         1,803,957         (21.0%)         2,284,578
--------------------------------------------------------------------------------

         Management has reviewed the carrying value of goodwill in relation to the decision to withdraw from its distribution business. As a result goodwill relating to non-continuing businesses has been amortised in the current financial year. The remaining goodwill value relates principally to the acquisition of Generic and Certus.

Investment in associate companies

--------------------------------------------------------------------------------
2001             Change         2000              Change          1999
-                (100.0%)       833,000           37.8%           604,433
--------------------------------------------------------------------------------

         Management has assessed the recoverability of the funding loan to Highway Technologies Limited, which is ultimately dependent on the future revenue stream of the software technology under development and the revenue stream from consultancy services, and consider a full impairment provision is required as at March 31, 2001.

     Capital assets

--------------------------------------------------------------------------------
2001             Change         2000              Change          1999
10,750,308       102.5%         5,307,852         (4.4%)          5,551,068
--------------------------------------------------------------------------------

     The increase in the carrying value of capital assets is principally related to the acquisition of Generic in October 2000. Buildings and computer equipment with a book value of $6.9 million were acquired. Management have also completed a review of the carrying value of assets, subsequent to the decision withdraw from the distribution business, depreciating assets by a further $0.6 million.

     Long-term debt

--------------------------------------------------------------------------------
2001             Change         2000              Change          1999
4,526,530        141.8%         1,872,229         (18.0%)         2,284,578
--------------------------------------------------------------------------------

     Long-term debt has increased as a result of the acquisition of Generic and subsequent debt financing undertaken by its subsidiaries primarily to fund the construction of commercial premises. The long-term debt on acquisition amounted to $0.9 million and has increased to $2.7 million at March 31, 2001. Term debt in relation to the purchase of the Corporation's Auckland premises in 1999 was reduced $0.4 million during the same period.

Quarterly Financial Summary

======================================================================================================
2001 Financial Results
------------------------------------------------------------------------------------------------------
                             1st Quarter    2nd Quarter   3rd Quarter    4th Quarter    Total
------------------------------------------------------------------------------------------------------
Total Revenues               28,525,498     24,473,387    37,062,385     9,340,964      99,402,234
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
Net earnings (loss) from     (0.00)         (0.00)        (172,093)      (421,836)      (593,929)
continuing operations
------------------------------------------------------------------------------------------------------
Per Share                    (0.00)         (0.00)        (0.02)         (0.01)         (0.03)
======================================================================================================

======================================================================================================
Fully diluted                N/A            N/A           N/A            N/A            N/A
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
Net Earnings (loss) for      (689,879)      (307,934)     (5,093,453)    (13,218,009)   (19,309,275)
the period
------------------------------------------------------------------------------------------------------
Per share                    (0.04)         (0.02)        (0.28)         (0.72)         (1.06)
------------------------------------------------------------------------------------------------------
Fully diluted                N/A            N/A           N/A            N/A            N/A
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
2000 Financial Results
------------------------------------------------------------------------------------------------------
                             1st Quarter    2nd Quarter   3rd Quarter    4th Quarter    Total
------------------------------------------------------------------------------------------------------
Total Revenues               36,320,354     37,912,777    35,583,683     26,506,117     136,322,933
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
Net earnings (loss) from     146,971        (226,213)     158,037        (427,467)      (348,676)
continuing operations
------------------------------------------------------------------------------------------------------
Per Share                    0.01           (0.02)        0.01           (0.03)         (0.02)
------------------------------------------------------------------------------------------------------
Fully diluted                N/A            N/A           N/A            N/A            N/A
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------
Net Earnings (loss) for      34,877         (182,789)     56,861         (337,977)      (429,028)
the period
------------------------------------------------------------------------------------------------------
Per share                    0.00           (0.01)        0.00           (0.02)         (0.04)
------------------------------------------------------------------------------------------------------
Fully diluted                N/A            N/A           N/A            N/A            N/A
======================================================================================================

6.   MARKET FOR SECURITIES

     The Corporation's Common Shares are listed and posted for trading on the Toronto Stock Exchange, and trade under the symbol "BKI", and on the NASDAQ National Market under the symbol "BTGL".

7.   DIRECTORS AND OFFICERS

----------------------------------------------------------------------------------------------------------
                                             COMMON SHARES
                    POSITION                 BENEFICIALLY
                    PRESENTLY                HELD  AS OF August
DIRECTOR            HELD                     20, 2001(1)              PRINCIPAL OCCUPATION
----------------------------------------------------------------------------------------------------------
Casey J.            Chairman, and            201,790 Common           Barrister &  Solicitor, Tarrabain &
O'Byrne*            Director (director       Shares                   Company
Edmonton,           since November 23,
Alberta             1993)
----------------------------------------------------------------------------------------------------------
Michael B.          Vice-Chairman, and       758,962 Common           President   and   Chief   Executive
Ridgway             director (director       Shares                   Officer,  Brocker  Investments Ltd.
Auckland, New       since December 20,                                and   Brocker    Investments   (NZ)
Zealand             1994)                                             Limited,   since  December,   1994;
                                                                      Managing  Director  since  1987  of
                                                                      Sealcorp  Computer Products Limited
                                                                      (previously     known    as    Seal
                                                                      Distribution  Limited  - a  private
                                                                      software    distribution    company
                                                                      registered in New Zealand).
----------------------------------------------------------------------------------------------------------
Daniel Hachey*      Director (since          5,525                    Vice  Chairman,   Octagon   Capital
Toronto, Ontario    January 26, 1998)                                 Corporation;  prior thereto, Senior
                                                                      Vice-President     and    Director,
                                                                      Corporate Finance, HSBC James Capel
                                                                      Canada Inc.; prior thereto,  Senior
                                                                      Vice-President     and    Director,
                                                                      Midland  Walwyn  Capital Inc.;  and
                                                                      prior    thereto    Vice-President,
                                                                      Midland Walwyn Capital Inc.
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
James Ah Koy        Director (since          Nil(2)                   Minister for Finance, Fiji Islands;
Tamavua, Suva,      December 7, 2000)                                 prior    thereto,    Minister   for
Fiji Islands                                                          Commerce,   Industry,   Trade   and
                                                                      Public Enterprises.
----------------------------------------------------------------------------------------------------------
Andrew J.           Corporate  Secretary,    500 Common Shares        Barrister & Solicitor,  Chamberlain
Chamberlain*        and Director                                      Hutchinson
Edmonton,           (director since
Alberta             December 15, 1999)
----------------------------------------------------------------------------------------------------------
Robert Singer       Director (director       Nil                      Vice-President     of     Corporate
Lakewood,           since August 21,                                  Relations  of  Community  / Kimball
New Jersey          2000)                                             Medical   Centre,   and   Assistant
                                                                      Majority  Leader,  New Jersey State
                                                                      Senate.
----------------------------------------------------------------------------------------------------------
Richard Justice     Chief Executive          92,375 Common Shares     Chief  Executive  Officer,  Brocker
Auckland,           Officer, Chief                                    Investments    (NZ)   Ltd.;   prior
New Zealand         Operating  Officer                                thereto,    financial    controller
                    and Director                                      Sealcorp  Computer  Products  Ltd.;
                    (director since                                   and         prior          thereto,
                    September  12,                                    Manager/Consultant,          Abacus
                    1997)                                             Management Services Limited
----------------------------------------------------------------------------------------------------------
Grant Hope          Chief Financial          1,250 Common Shares      Chief  Financial  Officer,  Brocker
Auckland,           Officer                                           Technology  Group  Limited;   prior
New Zealand                                                           thereto,    financial    controller
                                                                      Brocker Technology Group; and prior
                                                                      thereto KPMG Audit.
----------------------------------------------------------------------------------------------------------
Simon Jones         General Manager -        Nil                     General   Manager   of   Commercial
Auckland,           Commercial Ventures                              Ventures,  Brocker Technology Group
New Zealand                                                          Limited;    prior    thereto   KPMG
                                                                     Corporate Finance.
----------------------------------------------------------------------------------------------------------

(1)  Does not include options to acquire shares.

(2) Mr. Ah Koy is the founder and a principal of Kelton Investments Limited, which company is to be issued 181,181 Common Shares pursuant to the Corporation's acquisition of Generic Technology Limited.

* The Corporation is required to have an audit committee, which is presently comprised of Casey J. O'Byrne, Daniel Hachey and Andrew Chamberlain. The Corporation does not have an executive committee.

     All of the directors of the Corporation were elected (or re-elected) at the Annual General Meeting of Shareholders held on December 7, 2000, except for Mr. Rowell who was appointed on June 19, 2001, for a term to expire at the next Annual General Meeting.

8.   ADDITIONAL INFORMATION

     The Corporation shall provide to any person, upon request to the Corporate Secretary of the Corporation:

     (a) when the securities of the Corporation are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus that has been filed in respect of a distribution of its securities, (i) one copy of the Corporation's Annual Information Form together with one copy of any document, or the pertinent pages of any documents, incorporated by reference in the Corporation's Annual Information Form, (ii)
          one copy of the comparative consolidated financial statements of the Corporation for its most recently completed financial year together with the accompanying report of the auditors and one copy of any interim financial statements of the Corporation subsequent to the financial statements for its most recently completed financial year,
          (iii) one copy of the Corporation's Information Circular in respect of its most recent annual meeting of shareholders that involved the election of directors, and (iv) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus and are not required to be provided under (i) and (iii) above; or

     (b) at any other time, one copy of a documents referred to in (a)(i), (ii) and (iii) above, provided the Corporation may require the payment of a reasonable charge if the request is made by a person who is not a security holder of the Corporation.

     Additional information, including directors' and officers' remuneration and indebtedness, principal holders of the Corporation's securities, options to purchase securities and interests of insiders in material transactions is contained in the Corporation's Information Circular for its most recent annual meeting of shareholders that involved the election of directors. Additional financial information is contained in the Corporation's annual audited comparative financial statements for the year ended March 31, 2001.

     Additional copies of this Annual Information Form and the materials listed in the preceding paragraphs of this section can be obtained upon request from the Corporation at 2150 Scotia One, 10060 Jasper Avenue, Edmonton, Alberta T5J 3R8. The Corporation's telephone number is (780) 429-1010; the fax number is
(780) 429-0101. The Corporation's website address is www.brockergroup.com.